Calculation of Filing Fee Tables
S-8
Cable One, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	600,000	$ 58.16	$ 34,896,000.00	0.0001381	$ 4,819.14
Total Offering Amounts:						$ 34,896,000.00		$ 4,819.14
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,819.14
Offering Note
[1]	(1) Note to Fee Calculation Rule and Proposed Maximum Offering Price Per Unit: Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), based upon the average of the high and low prices of the registrant's common stock, $0.01 par value per share ("Common Stock"), as reported on the New York Stock Exchange on May 7, 2026. (2) Note to Amount Registered: Pursuant to Rule 416(a) promulgated under the Securities Act, this registration statement on Form S-8 shall also cover any additional shares of Common Stock that become issuable under the Cable One, Inc. 2026 Omnibus Incentive Compensation Plan by reason of any stock splits, stock dividends, recapitalizations or similar adjustments of the outstanding Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources